Exhibit 10.1

INVESTMENT AGREEMENT

by and between

Front Yard Residential Corporation

and

Amherst Single Family Residential Partners VI, LP

Dated as of May 4, 2020

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT, dated as of May 4, 2020 (this “Agreement”), by and between Front Yard Residential Corporation, a Maryland corporation (the “Company”), and Amherst Single Family Residential Partners VI, LP, a Delaware limited partnership (together with its successors and any Permitted Transferee, the “Purchaser”).

WHEREAS, the Company, BAF Holdings, LLC (“Parent”) and BAF Sub, LLC (“Merger Sub”) previously entered into an Agreement and Plan of Merger, dated as of February 17, 2020 (the “Merger Agreement”), pursuant to which the Company was to be merged with and into Merger Sub on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, concurrently with the execution of this Agreement, (i) the parties to the Merger Agreement (and Purchaser) are entering into a Termination and Settlement Agreement and (ii) the Company and an affiliate of the Purchaser are entering into a Non-Negotiable Promissory Note (the “Promissory Note”); and

WHEREAS, in accordance with the terms set forth herein, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, an aggregate of 4,400,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Acquired Shares” has the meaning given to it in Section 2.01.

“Affiliate” means, when used with respect to any Person, any other Person who controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning given to it in the preamble.

“Asset Sale Transaction” has the meaning given to it in Section 5.07.

“Bankruptcy and Equity Exception” has the meaning given to it in Section 3.03.

“beneficially own,” “beneficial ownership of” or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day of the year on which banks are not required or authorized by Law to close in New York City.

“Chancery Court” has the meaning given to it in Section 7.04.

“Change of Control Date” has the meaning given to it in Section 5.06(d).

“Chosen Courts” has the meaning given to it in Section 7.04.

“Closing” has the meaning given to it in Section 2.02.

“Closing Date” has the meaning given to it in Section 2.02.

“Company” has the meaning given to it in the preamble.

“Company Charter Documents” means the Company’s charter (as amended, restated or supplemented as of the date hereof) or the Amended and Restated Bylaws of the Company, effective as of February 21, 2018.

“Company Stock Plans” means the Front Yard Residential Corporation Conversion Option Plan, the Front Yard Residential Corporation Special Conversion Option Plan, Front Yard Residential Corporation 2016 Equity Incentive Plan or the Front Yard Residential Corporation 2019 Equity Incentive Plan.

“Excess Shares” means a number of Acquired Shares that could have been Transferred by Purchaser in the prior quarters (determined on a cumulative basis) but were not Transferred by Purchaser.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Transaction” has the meaning given to it in Section 5.07.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Judgment” means any order, judgment, injunction, ruling, writ, award or decree of any Governmental Authority.

“Law” means any federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule or regulation.

“Liens” means liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights-of-way, covenants, encroachments or other adverse claims of any kind with respect to a property or asset.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any change, effect, event, occurrence, development, circumstance, condition or effect that, individually or in the aggregate (x) has or would reasonably be expected to prevent or materially impair or delay the ability of the Company and its Subsidiaries, to consummate the transactions contemplated hereby or (y) has had or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding for the purposes of clause (y), any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (4) any acts of war, pandemic (including COVID-19), sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NYSE, including as a result of the termination of the Merger Agreement, provided, that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (7) changes in applicable Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with Purchaser’s written consent, (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement, including the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship or (11) any litigation brought by stockholders of the Company or the Purchaser alleging breach of duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby (it being understood and agreed that the exception in this clause (11) shall apply to the effects arising out of or relating to the bringing of such litigation and not those arising out of or resulting from an actual breach (or other claim) that is the subject thereof); provided, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate (but only the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole).

“Measurement Date” has the meaning set forth in Section 3.02.

“Merger” has the meaning given to it in the recitals.

“Merger Agreement” has the meaning given to it in the recitals.

“Merger Sub” has the meaning given to it in the recitals.

“MGCL” means the Maryland General Corporation Law, as amended, supplemented or restated from time to time.

“Parent” has the meaning given to it in the recitals.

“Permitted Transferee” means, with respect to any Person, any Affiliate of such Person.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Shares” has the meaning given to it in Section 3.02.

“Promissory Note” has the meaning given to it in the recitals.

“Purchase” has the meaning given to it in Section 2.01.

“Purchase Price” has the meaning given to it in Section 2.01.

“Purchaser” has the meaning given to it in the preamble.

“Purchaser Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, prevents, materially delays, materially impairs or has a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement (including paying the Purchase Price).

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Restrictive Legend” has the meaning given to it in Section 5.04(a).

“Quarterly Cap” has the meaning given to it in Section 5.06(b)(ii).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning given to it in the recitals.

“Standstill Termination” has the meaning given to it in Section 5.02(a).

“Subsidiary” means, with respect to any Person, any other Person with respect to which the first Person (x) has the voting power or such other right to elect a majority of the board of directors or other persons performing similar functions or (y) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation) or economic interest, in each case, directly or indirectly through one or more other Persons.

“Termination and Settlement Agreement” means that certain agreement, dated as of the date hereof, by and between the Company, the Purchaser, Parent and Merger Sub.

“Transaction Documents” means this Agreement, the Termination and Settlement Agreement, the Promissory Note and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement and the Termination and Settlement Agreement.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any voting interest in any equity securities beneficially owned by such Person; provided, that transfers of any equity interests in Amherst Single Family Residential Partners VI, LP or any parent company thereof shall not be deemed a Transfer.

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale. At the Closing, the Purchaser shall purchase and acquire from the Company an aggregate of 4,400,000 Shares, and the Company shall issue, sell and deliver to the Purchaser, such Shares (the “Acquired Shares”) for a purchase price per Acquired Share equal to $12.50 in cash and an aggregate purchase price of $55,000,000 (such aggregate purchase price, the “Purchase Price”). The purchase and sale of the Acquired Shares pursuant to this Section 2.01 is referred to as the “Purchase.”

Section 2.02 Closing. (a) The closing of the sale and purchase of the Acquired Shares (the “Closing”) shall occur at 10:00 a.m. (New York City time) as promptly as reasonable practicable following the date of this Agreement on a date selected by Purchaser that is no later than May 19, 2020, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other place, time and date as shall be agreed between the Company and the Purchaser (the date on which the Closing occurs, the “Closing Date”). The Purchaser shall provide the Company with at least two (2) Business Days prior written notice of the Closing Date.

(b) At the Closing, (i) the Company shall deliver to the Purchaser the Acquired Shares free and clear of all Liens, except restrictions imposed by this Agreement, the Securities Act and any applicable securities Laws and (ii) the Purchaser shall pay (or cause to be paid) the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Purchaser as follows:

Section 3.01 Organization and Good Standing. The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Equity Capital Structure. The authorized capital stock of the Company consists of (A) 200,000,000 Shares and (B) 100,000,000 preferred shares, par value $0.01 per share (the “Preferred Shares”). As of the close of business on May 1, 2020 (the “Measurement Date”), 54,070,851 Shares were issued and outstanding and no Preferred Shares were issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights, were issued in accordance with applicable Law and were not issued in violation of any preemptive or other similar rights. As of the Measurement Date there were an aggregate of 1,650,071 Shares reserved for, and 2,456,856 Shares subject to, issuance pursuant to the Company Stock Plans. Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares reserved for, or subject to, issuance. The Company has no Preferred Shares or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Shares).

Section 3.03 Authority; Noncontravention. (a) The Company has full right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board (or a duly authorized committee thereof) and no other action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the

Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation of the Transactions by the Company, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents, or (ii)(x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract (as defined in the Merger Agreement) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04 No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority is required for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, except for (a) filings with the SEC under the Securities Act and Exchange Act, (b) filing pursuant to state securities or blue sky laws, (c) the filing and approval of a Supplemental Listing Application with the New York Stock Exchange and (d) such consents, approvals, authorizations, orders, registrations or qualifications (i) as have already been made or obtained or (ii) where the failure to obtain any such consent, approval, authorization, order, registration or qualification would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05 Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Deutsche Bank as the Company’s financial advisor, the fees and expenses of which shall be paid solely by the Company.

Section 3.06 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, in any Transaction Documents or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Shares, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchaser acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, the Transaction Documents, or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Purchaser or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company:

Section 4.01 Organization; Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to consummate the transactions contemplated hereby.

Section 4.02 Authority; Noncontravention. (a) The Purchaser has all necessary power and limited partnership authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Purchaser of the Transactions, have been duly authorized and approved by all necessary action on the part of the Purchaser, and no further action, approval or authorization by any of its members, is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents and the consummation by the Purchaser of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Purchaser, nor the consummation of the Transactions by the Purchaser, nor performance or compliance by the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the limited partnership agreement of the Purchaser, or (ii)(x) violate any Law or Judgment applicable to the Purchaser or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Purchaser or any of its Subsidiaries is a party or accelerate the Purchaser’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03 No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority is required for the execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions, except for such consents, approvals, authorizations, orders, registrations or qualifications (i) as have already been made or obtained or (ii) where the failure to obtain any such consent, approval, authorization, order, registration or qualification would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 4.04 Financing. The Purchaser currently has capital commitments sufficient to, and at the Closing will have available funds necessary to, consummate the Purchase and pay the Purchase Price on the terms and conditions contemplated by this Agreement. The Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article II (including paying the Purchase Price) will not be available on the Closing Date.

Section 4.05 Brokers and Finders. The Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except for Persons whose fees and expenses shall be paid by the Purchaser or its affiliates.

Section 4.06 Ownership of Shares; Interested Stockholder. Neither the Purchaser nor any of its Affiliates beneficially owns, directly or indirectly, any Shares, any rights or options to acquire any Shares, or any securities or instruments convertible into, exchangeable for, or exercisable for Shares and neither the Purchaser nor any of its Affiliates has any rights to acquire any Shares except pursuant to this Agreement and the Merger Agreement (which is being terminated pursuant to the Settlement Agreement). Neither the Purchaser nor any of its Affiliates is, nor at any time has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.

Section 4.07 Purchase for Investment. The Purchaser acknowledges that the Acquired Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Purchaser (a) acknowledges that it is acquiring the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and of making an informed investment decision, (c) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (d) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act) and (e) (1) has reviewed the information that it considers necessary or appropriate to make an informed investment decision with respect to the Acquired Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify the information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Acquired Shares indefinitely and (ii) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Acquired Shares.

Section 4.08 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Purchaser and its respective Representatives, the Purchaser and its respective Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, in each case containing forward-looking information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans to the extent each of them contain forward-looking information, with which the Purchaser is familiar, that the Purchaser is making its own evaluation of the adequacy and accuracy of such forward-looking information so furnished to the Purchaser (including the reasonableness of the assumptions underlying such forward-looking information), and that except for the representations and warranties made by the Company in Article III, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, and other than for fraud, the Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

Section 4.09 No Other Representations or Warranties. Except for the representations and warranties made by the Purchaser in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Purchaser nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Purchaser or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Purchaser in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Purchaser nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or its Representatives with respect to any oral or written information presented to the Company or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

ARTICLE V

Additional Agreements

Section 5.01 Public Disclosure. The Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, the initial press release with respect to the Transaction Documents and the Transactions. Additionally, the parties acknowledge that, in connection with the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K and the Purchaser will file a

Schedule 13D with the SEC, each of which will report the entry into this Agreement. The Schedule 13D and the Form 8-K shall be in form and substance reasonably acceptable to the Company and the Purchaser, respectively.

Section 5.02 Standstill.

(a) The Purchaser agrees that until the two-year anniversary of the Closing Date (the “Standstill Termination”), without the prior written approval of the Board, the Purchaser will not, directly or indirectly, and will cause its Affiliates not to, make any short sale of, or enter into any hedging or similar transaction with the same economic effect as a short sale of, any Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Shares (it being agreed that any broad-based index options, broad-based index future, broad-based publicly traded market baskets and trading in (or with respect to) securities of other industry participants shall not be restricted).

(b) Except as may be provided by the prior written approval of the Board, the Purchaser agrees that until the Standstill Termination the Purchaser will not, and will cause its Affiliates not to, directly or indirectly, in any manner:

(i) acquire, offer or seek to acquire, agree to acquire or make a public proposal to acquire, by purchase or otherwise, any equity securities of the Company, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of Shares (it being agreed that any broad-based index options, broad-based index future, broad-based publicly traded market baskets and trading in (or with respect to) securities of other industry participants shall not be restricted); provided, that following the Closing, subject to Section 7.2 of the Company’s Articles of Restatement, as amended, the Purchaser and its Affiliates may acquire additional Shares so long as the Purchaser and its Affiliates beneficially own, in the aggregate, no more than 9.8% of the Company’s then-outstanding Shares;

(ii) make or in any way participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal or action by the Company’s stockholders, or seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(iii) make any public announcement with respect to, or propose any merger or business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any of its Subsidiaries, or any other extraordinary transaction involving the Company or any of its Subsidiaries, or enter into any arrangements, understandings or agreements with any other Person regarding any of the foregoing (other than as permitted pursuant to Section 5.06);

(iv) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board or policies of the Company or any of its Subsidiaries;

(v) except as set forth herein, publicly make any proposal to the Company or its management or Board with respect to, or issue any press releases or make any statements which could reasonably be expected to become public with respect to: (A) any change in the number or term of directors or the filling of any vacancies on the Board, (B) any material change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, business or corporate structure, (D) any waiver, amendment or modification to the Company Charter Documents, or other actions which may impede the acquisition of control of the Company by any person in any way whatsoever, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vi) make any request for stock list materials or other books and records of the Company under Maryland law;

(vii) make any public proposal or statement of inquiry or publicly disclose any intention, plan or arrangement consistent with the foregoing;

(viii) advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing;

(ix) take any action that would, in effect, require the Company to make a public announcement with respect to any of the foregoing;

(x) enter into any arrangements or understandings with any third party (including, without limitation, security holders of the Company) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with any third party with respect to any of the foregoing; or

(xi) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.02, provided that this clause shall not prohibit the Purchaser from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.02, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by the Company and, provided further, that notwithstanding anything to the contrary in this Section 5.02, the Purchaser and its Affiliates may at any time communicate privately with the Company’s directors, officers or advisors or submit to the Board one or more confidential proposals or offers for a transaction (including a transaction that, if consummated, would result in a change of control of the Company), so long as, in each case, such communications and submissions are not intended to, and would not reasonably be expected to, require any public disclosure by the Company of such communications or submissions, as applicable.

(c) The obligations under this Section 5.02 shall automatically terminate upon a Change of Control Date.

Section 5.03 Voting.

(a) The Purchaser agrees that until the two-year anniversary of the Closing Date, for so long as the Purchaser owns any Shares, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Purchaser shall take such action as may be required so that all of the Shares beneficially owned, directly or indirectly, by the Purchaser and its Affiliates and entitled to vote at such meeting of stockholders are voted (i) in favor of each director nominated and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting, (ii) against any stockholder nominations for directors which are not approved and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting and (iii) otherwise in accordance with the Board’s recommendation on all proposals properly brought before any meeting of stockholders of the Company.

(b) The Purchaser agrees that until the two-year anniversary of the Closing Date, for so long as the Purchaser owns any Shares, the Purchaser shall (to the extent necessary to comply with this Section 5.03) be present, in person or by proxy, at all meetings of the stockholders of the Company so that all Shares beneficially owned by the Purchaser and its Affiliates may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.03(a) at such meetings (including at any adjournments or postponements thereof).

Section 5.04 Legend. (a) All Acquired Shares will bear a legend (the “Restrictive Legend”) substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS AND (II) THE EXCEPTIONS TO THE RESTRICTIONS ON TRANSFER UNDER THE INVESTMENT AGREEMENT, DATED MAY 4, 2020 BETWEEN THE ISSUER AND AMHERST SINGLE FAMILY RESIDENTIAL PARTNERS VI, LP.

(b) Upon request of the Purchaser, the Restrictive Legend will be removed on such number of Acquired Shares equal to the Quarterly Cap (as defined below) in each of the calendar quarters following the one-year anniversary of the Closing Date, and upon a Change of Control Date the Restrictive Legend will be removed on all of the Acquired Shares, and, in each case, the Company shall issue a certificate representing the Acquired Shares without such legend to the holder of such certificate or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company if (i) such Acquired Shares are registered for resale under the Securities Act or (ii) such Shares are eligible for sale under Rule 144 under the Securities Act. If required by the Company’s transfer agent, the Company shall cause its counsel to issue a legal opinion, at the sole cost and expense of the Purchaser, to the Company’s transfer agent to effect the removal of the Restrictive Legend within five (5) Business Days after receipt of customary representation letters in support of such opinion.

Section 5.05 Registration Rights. Following the one-year anniversary of the Closing Date, upon the Purchaser’s written request (provided, that Purchaser may not make such a request more than one time per quarter), the Company will use commercially reasonable efforts to cooperate in good faith with the Purchaser to facilitate the Purchaser’s Transfer of the Acquired Shares in accordance with the terms of this Agreement by (i) including the Acquired Shares in any registration statement and offering made by the Company or (ii) otherwise assisting in the registration of such Acquired Shares. Notwithstanding the foregoing, the Company shall have no obligation to include the Acquired Shares in any registrations on Form S-4 or Form S-8 (or any successor forms thereto).

Section 5.06 Transfers.

(a) The Purchaser acknowledges that none of the Acquired Shares have been registered under the Securities Act.

(b) The Purchaser further agrees that:

(i) until the first anniversary of the Closing Date, the Purchaser shall not be permitted to Transfer any of the Acquired Shares other than to a Permitted Transferee; provided, that any Transfer to a Permitted Transferee shall only be permitted if the Permitted Transferee enters into, prior to such Transfer, a customary joinder in form and substance reasonably acceptable to the Company in which such Permitted Transferee agrees in writing to be bound by the provisions of this Agreement as a “Purchaser”; and

(ii) beginning on the first anniversary of the Closing Date, the Purchaser may Transfer up to 1,100,000 of the Acquired Shares, plus the Excess Shares (if any) (in each case subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization) in the aggregate in each of the calendar quarters following the one-year anniversary of the Closing Date (the “Quarterly Cap”); provided, that Transfers to Permitted Transferees shall not count towards the Quarterly Cap and may be made without restrictions hereunder to the extent they satisfy the provisions of the proviso in the preceding clause (i). For example, if Purchaser sells 500,000 Acquired Shares in the first quarter ending after the first anniversary of the Closing Date, Purchaser shall be entitled to Transfer 1,700,000 of the Acquired Shares in the second quarter ending after the first anniversary of the Closing Date and if Purchaser sells 600,000 of the Acquired Shares in the second quarter of the Closing Date, Purchaser shall be entitled to Transfer

2,200,000 of the Acquired Shares in the third quarter ending after the first anniversary of the Closing Date.

(c) Following a written request by the Company until such time as Purchaser and its Affiliates no longer beneficially own any Shares, Purchaser shall inform the Company in writing of the number of Shares beneficially owned by the Purchaser and its Affiliates.

(d) Notwithstanding anything to the contrary contained herein, all restrictions on Transfer in this Section 5.06 and the obligations under clause (c) above, shall automatically terminate on the earlier of (such earlier date, a “Change of Control Date”) (x) the date that is the second anniversary of the Closing Date and (y) the first date that (i) the Company enters into a definitive agreement with any other person or “group” of persons that, if consummated, would involve the direct or indirect acquisition of (A) all or a majority of the Company’s equity securities (or, following which transaction the persons and entities who, immediately prior to such transaction, beneficially owned securities representing a majority of the voting power of the Company do not continue to beneficially own, directly or indirectly, a majority of the voting power of the combined entity) or (B) a majority of the Company and its subsidiaries’ assets, on a consolidated basis (based on fair market value), in each case (A) and (B), other than in connection with an internal restructuring transaction involving only the Company, one or more of its subsidiaries and/or any holding company formed for the purpose of such transaction or (ii) a tender or exchange offer (other than a self-tender offer initiated in connection with a share buyback program) is commenced by any person that, if consummated, would result in all or a majority of the Company’s equity securities being owned by persons other than the Company, and the Board (or a committee thereof) fails to recommend within ten (10) Business Days from the date of commencement of such offer that its stockholders reject such offer.

Section 5.07 Sales of Assets; Financing. For one-year period following the Closing Date, (i) to the extent the Company or any of its Subsidiaries determines to pursue a sale of assets representing five percent (5%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on book value) (excluding a transaction that, if consummated, would result in a change of control of the Company) (an “Asset Sale Transaction”), the Company will inform the Purchaser of its intent to pursue such an Asset Sale Transaction and provide the Purchaser with the opportunity to participate in the process related to such Asset Sale Transaction and (ii) to the extent the Company or any of its Subsidiaries determines to pursue a debt or equity financing transaction (including a new or replacement credit facility, note, an issuance of debt securities, preferred shares, warrants or other equity-linked securities), for an amount representing five percent (5%) or more of the equity market capitalization of the Company (a “Financing Transaction”), the Company will inform the Purchaser of its intent to pursue such a Financing Transaction and provide the Purchaser with the opportunity to participate in the process related to such Financing Transaction; provided, that in no event shall the Company be obligated to enter into an Asset Sale Transaction or Financing Transaction with the Purchaser by virtue of this Section 5.07.

Section 5.08 Trading. The Company acknowledges and agrees that from and after the filing of the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2020 (which shall be filed with the SEC no later than May 15, 2020), (i) except as otherwise contemplated by Section 5.02(b)(i) of this Agreement, none of Purchaser or any of its Affiliates owes the Company or any of its Affiliates any duty or is otherwise subject to any obligation to the Company or its Affiliates that would restrict or prevent Purchaser or any of its Affiliates from purchasing securities of the Company and (ii) if requested by Purchaser, the Company will inform the Purchaser as to whether the Board is or is not in a “blackout period” in accordance with the Company’s insider trading policy. For the avoidance of doubt, any such purchases are subject to the ownership limitation set forth in Section 5.02(b)(i) above.

Section 5.09 Supplemental Listing Application. The Company shall promptly (and within four (4) Business Days of the date hereof) file with the New York Stock Exchange a supplemental listing application for the Acquired Shares and use its reasonable best efforts to effect the listing of the Acquired Shares on the New York Stock Exchange.

ARTICLE VI

Termination; Survival

Section 6.01 Termination.

(a) This Agreement may be terminated by either party if the Closing does not occur on or prior to May 20, 2020; provided, that a party may not terminate this Agreement under this Section 6.01(a) if it is in breach of its obligations under this Agreement.

(b) This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing by the mutual written consent of the Company and the Purchaser.

Section 6.02 Survival. The representations and warranties contained in Article III and Article IV of this Agreement shall survive for one year after the Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

ARTICLE VII

Miscellaneous

Section 7.01 Modification or Amendment. This Agreement may only be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors (or comparable body) of the respective parties.

Section 7.02 Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 7.03 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 7.04 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND ANY DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Each of the parties (i) irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware (the “Chancery Court”) or, if the Chancery Court declines jurisdiction, any other Delaware state court, and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware (collectively, “Chosen Courts”) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Proceeding (as defined in the Merger Agreement) by or before any Governmental Authority relating to this Agreement or any of the transactions contemplated hereby in any court other than the Chosen Courts, (iv) waives any objection that it may now or hereafter have to the venue of any such Proceeding in the Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 7.05. Each of the Company and the Purchaser hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.05 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.04.

Section 7.05 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received) and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to the Company

Front Yard Residential Corporation

5100 Tamarind Reef

Christiansted, United States Virgin Islands 00820

Attention:   Michael Lubin

Email:         frontyardresidential@altisourceamc.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:   Michael J. Aiello

    Sachin Kohli

Email:        michael.aiello@weil.com

      sachin.kohli@weil.com

if to Purchaser:

c/o Amherst Residential, LLC

5001 Plaza on the Lake, Suite 200

Austin, TX 78746

Attention:     Joseph Gatti

Email:     jgatti@amherst.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:   Eduardo Gallardo

Email:         egallardo@gibsondunn.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 7.06 Entire Agreement. This Agreement, the Termination and Settlement Agreement, the letter agreement regarding confidentiality, dated August 31, 2019, between the Company and an affiliate of Purchaser (as amended on the date hereof), the letter agreement regarding confidentiality, dated December 6, 2019, between the Company and an affiliate of Purchaser, the waiver letter agreement regarding ownership of Shares dated as of the date hereof, by and between the Company and Purchaser, and the Promissory Note (including any exhibits to the foregoing agreements) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 7.07 No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.08 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.09 Interpretation. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void.

Section 7.11 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company, on the one hand, and the Purchaser, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance, in accordance with Section 7.04 of this Agreement, without the necessity of proving actual harm or damages or posting a bond or other security therefor, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity.

Section 7.12 Expenses. Except as otherwise expressly provided herein or in any other Transaction Document, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FRONT YARD RESIDENTIAL CORPORATION

By:	/s/ George G. Ellison
Name: George G. Ellison
Title: Chief Executive Officer

[Signature Page to Investment Agreement]

AMHERST SINGLE FAMILY RESIDENTIAL PARTNERS VI, LP
By: Amherst SFRP VI GP, LLC, its general partner

By:	/s/ Joseph Gatti
Name: Joseph Gatti
Title: Vice President and Secretary

[Signature Page to Investment Agreement]